Exhibit 99.1

Excerpts from materials to be provided to prospective investors on April 4, 2011.

Recent Developments

Acquisitions Completed Since December 31, 2010

On January 4, 2011, we entered into a stock purchase agreement with Elastic Therapy, Inc. (“ETI”) and its shareholders and completed the purchase of all of the outstanding shares of capital stock of ETI. ETI is a designer and manufacturer of private label medical compression therapy products used to treat and prevent a wide range of venous disorders. On January 5, 2011, we converted ETI into a limited liability company. The purchase price was $45.8 million, subject to certain post-closing adjustments related to net working capital and certain other balances of ETI at closing. We will begin reporting the results of ETI within our Bracing and Supports and International Segments during the first quarter of 2011. The acquisition was financed using cash on hand and borrowings of $35.0 million under our senior secured revolving credit facility. For the year ended December 31, 2010, ETI generated net sales of $26.7 million.

On February 4, 2011, we purchased certain assets of an e-commerce business (“BetterBraces.com”) which offers various bracing, cold therapy and electrotherapy products, for total consideration of $3.0 million. We will begin reporting the results of this business within our Bracing and Supports Segment during the first quarter of 2011. We financed the acquisition with cash on hand. For the year ended December 31, 2010, BetterBraces.com generated net sales of $2.5 million.

On March 10, 2011, we entered into an asset purchase agreement with Circle City Medical, Inc. (“Circle City”) and its sole shareholder and completed the purchase of substantially all of the assets of Circle City. The purchase price was $13.0 million, subject to post-closing adjustment following determination of the actual amount of acquired working capital as of the closing date. Up to an additional $2.0 million may be earned by the seller as a royalty payment based on future sales of a specific product line over the next six years. We financed the acquisition with cash on hand and borrowings of $7.0 million under our revolving credit facility. Circle City markets orthopedic soft goods and medical compression therapy products to independent pharmacies and home healthcare dealers. For the year ended December 31, 2010, the acquired Circle City business generated net sales of $6.8 million.

Dr. Comfort Acquisition

On March 14, 2011, we signed a definitive agreement to purchase Rikco International, LLC, d/b/a/ Dr. Comfort (“Dr. Comfort”) from its equity owners for $254.6 million in cash, subject to purchase price adjustments based on the amount of Dr. Comfort’s working capital, cash and indebtedness on the closing date. The transaction is expected to close concurrently with the closing of this offering, following receipt of customary government approvals and the completion of certain other closing conditions. On March 29, 2011, the Federal Trade Commission notified us that our request for early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 had been granted. The sum of $25.5 million will be withheld from the closing date payment to the sellers and will be paid to a third party escrow agent to secure the indemnity obligations of the sellers. We intend to finance the Dr. Comfort acquisition with the proceeds from the issuance of the senior notes offered hereby.

Founded in 2002 and headquartered in Mequon, Wisconsin, Dr. Comfort has quickly become one of the leading innovators, designers and marketers of consumer-branded therapeutic footwear and related medical and comfort products. Dr. Comfort has been built into a strong brand, primarily serving the rapidly growing diabetes care market. Dr. Comfort has achieved its success by redefining the design, styling and look of diabetic footwear as well as implementing innovative distribution and marketing strategies. Consumers value the Dr. Comfort brand for providing attractive, high quality footwear that prevents or treats diabetes-related foot complications, improves their quality of life and reduces their cost of care. We believe healthcare providers value their Dr. Comfort relationship and have become loyal customers due to strong consumer demand and the competitive differentiation associated with its brand, efficient operating platform and best-in-class customer service. For the year ended December 31, 2010, Dr. Comfort generated net sales of $71.8 million, reflecting growth of 22.5% over net sales of $58.6 million for the year ended December 31, 2009.

Dr. Comfort’s management team identified a significant opportunity in the early 2000s to redefine the diabetic footwear market given its limited competition, potential market size and compelling fundamental trends. The team developed and executed a strategy to offer a broader assortment of higher quality, attractively designed shoes; distribute the footwear through underleveraged channels; and increase customer and consumer awareness. Dr. Comfort was initially successful in penetrating the podiatry and orthotic & prosthetic channels, where many diabetic patients are treated for foot complications. Growing consumer awareness and healthcare provider interest pulled Dr. Comfort into other important channels such as the home medical equipment provider and independent pharmacy sectors. This strategy has established Dr. Comfort as a high profile brand in the minds of consumers and as an important partner to its healthcare provider customers. The Dr. Comfort brand pulls consumers to its customers and has helped medical professionals and healthcare services providers distinguish their practice or business, earn additional income and provide a more comprehensive, prevention-oriented offering to their patients. We believe Dr. Comfort’s commitment to only distribute the brand through healthcare provider channels creates tremendous customer loyalty and relationships that act as a barrier to entry for competing brands and products. We believe the Dr. Comfort brand and Dr. Comfort’s powerful value proposition have established significant consumer brand recognition and customer loyalty.

According to the Centers for Disease Control and Prevention, approximately 18.5 million people in the United States (U.S.) are diagnosed with diabetes and 6.6 million people are undiagnosed, for a total of 25.1 million people. The U.S. Department of Health and Human Services also estimates there are another 57 million Americans as of 2007 living with pre-diabetes based on their lifestyle. Diabetes is a leading cause of death and the annual cost of the disease in the U.S. is over $174 billion, or approximately $7,000 per patient. Spending on diabetes accounts for 10% of all U.S. healthcare and 25% of all Medicare costs. The U.S. diabetic footwear supply market is estimated as being between $150 and $200 million for 2010 and remains in its early stages of development. We estimate there are approximately 11 million diabetics in the U.S. that need therapeutic footwear (because of conditions such as peripheral neuropathy and poor circulation), but less than 8% of diagnosed diabetics wear prescribed therapeutic footwear. Accordingly, the potential size of the U.S. market today is $1.2-$1.5 billion, or nearly ten times greater than current U.S. market size.

Early manifestations of diabetes may present initially in the foot. Foot symptoms increase the risk for co-morbid complications, of which non-traumatic lower-extremity amputations (“LEAs”) are the greatest concern. Globally, up to 70% of all LEAs happen to people with diabetes and 85% of diabetes-related LEAs are preceded by a foot ulcer. Diabetes is a leading cause of peripheral neuropathy, a disorder of the peripheral nerves, usually affecting hands and feet, causing the presence of tingling, burning, or numbness. Diabetes also causes clogging of the peripheral arteries leading to poor circulation. The combination of neuropathy and poor circulation cause scrapes, cuts, bruises and calluses of the feet to develop into major health problems such as foot ulcers. Due to neuropathy, the patient does not feel the pain from these simple injuries and neglects them. The poor circulation prevents proper healing of these wounds, which could fester, develop gangrene and may ultimately require amputation. Diabetic foot complications result in significant costs for patients, payors and society as a whole. Medically necessary, prescribed therapeutic footwear can reduce the cost of care and improve the quality of life for many diabetic patients. The deeper footbed, larger toe-box and proper, often customized, orthotic support provided by diabetic footwear can prevent complications from diabetes such as foot ulcers. As a result, Medicare and other payors have adopted benefit programs to promote the use of diabetic footwear. The Medicare Therapeutic Shoe (“MTS”) Bill, enacted in 1993, provides eligible Medicare beneficiaries with the benefit of 80% reimbursement for one pair of diabetic shoes and a set of up to three accommodative inserts annually.

Consumer and physician education and awareness of the MTS benefit and the value of proper, low-cost footcare to prevent or moderate the risk of high-cost foot complications, combined with Dr. Comfort’s desirable product line, innovative marketing and growing brand recognition, have resulted in strong market growth. We estimate the diabetic footwear market will continue to demonstrate strong growth, driven primarily by:

•                  Growing incidence of chronic diseases and obesity driving growth in pre-diabetic and diabetic patient populations;

•                  Earlier onset of diabetes as a result of patient lifestyle choices;

•                  Earlier diagnosis as a result of increasing awareness among patients and providers;

•                  Increasing life expectancy of diabetics as a result of improving compliance;

•                  Rising awareness and compliance across at-risk diabetics through improved payor, provider and consumer education and wellness initiatives;

•                  Growing elderly population that requires a more comfort-oriented footwear product that prevents or comforts a growing number of foot conditions and deformities; and

•                  Expanding base of consumers consistently taking advantage of the annual MTS benefit.

The dispensing of therapeutic footwear under the MTS Bill is highly regulated by the Centers for Medicare & Medicaid Services (“CMS”). In addition, Dr. Comfort is subject to numerous FDA regulations.

In March 2006, the U.S. Attorney’s Office for the Eastern District of Wisconsin (the “U.S. Attorney’s Office”) and the Office of the Inspector General of the Department of Health and Human Services (the “OIG” and, together with the U.S. Attorney’s Office, the “Federal Authorities”) began an investigation of Dr. Comfort, regarding allegations filed by two whistleblowers that from 2004 through 2006, Dr. Comfort marketed diabetic shoe inserts as Medicare-approved custom inserts that were not, in fact, custom as defined by Medicare. According to the allegations, the shoe inserts were not created with a unique image of each foot, and Dr. Comfort sold moldable diabetic shoe inserts that did not comply with Medicare requirements for the inserts and did not conform to the heat moldable diabetic inserts that Dr. Comfort submitted to Medicare for coding verification, allegedly in violation of the federal False Claims Act (collectively, the “Covered Conduct”).

Dr. Comfort has entered into a settlement agreement for the Covered Conduct (the “Settlement Agreement”) with the Federal Authorities to resolve this investigation which will include the payment of $27.0 million to the U.S. government and the whistleblowers, and the exclusion of Rick I. Kanter, a principal of Dr. Comfort, from participating in Medicare, Medicaid and all other Federal health care programs for a period of 15 years. The Settlement Agreement also provides that the OIG will not seek to exclude Dr. Comfort from the Medicare, Medicaid or other Federal health care programs under the permissive exclusions provisions of those programs. While Dr. Comfort could still be subject to mandatory exclusion from such programs were Dr. Comfort to be convicted criminally, we do not anticipate that the U.S. Attorney’s Office will seek such a conviction. In addition, as part of this Settlement Agreement, Dr. Comfort agreed to enter into a five year Corporate Integrity Agreement (“Corporate Integrity Agreement”) with the OIG under which Dr. Comfort will be required to maintain and expand its compliance efforts, including employee training, and engage an Independent Review Organization to conduct periodic reviews of Dr. Comfort’s compliance with the terms of the Corporate Integrity Agreement and Medicare rules relating to coding for diabetic footwear.

Execution of the Settlement Agreement and the Corporate Integrity Agreement and payment of the $27.0 million settlement amount are conditions to the closing of the acquisition of Dr. Comfort. The Settlement Agreement and the Corporate Integrity Agreement have been executed, and the $27.0 million payment will be made at or before the closing of the acquisition. Because of his exclusion from Medicare under the Settlement Agreement, and as a consequence of the acquisition, Rick I. Kanter will no longer be a principal, have any ownership interest in, or serve in any management or employment capacity for, Dr. Comfort. These activities are not expected to have a material impact on the Dr. Comfort business.

Set forth below is a summary of historical financial data of Dr. Comfort.

We derived the summary of historical financial data of Dr. Comfort for the years ended December 31, 2009 and 2010 from its audited financial statements. Dr. Comfort’s historical results are not necessarily indicative of its future performance.

	Year Ended December 31,
(in thousands)	2009	2010
Statement of Operations Data:
Net sales	$58,618	$71,823
Costs of sales	19,006	22,727
Gross profit	39,612	49,096
Operating expenses:
Selling, general and administrative	18,684	26,144
Legal settlement(1)	—	27,000
	18,684	53,144
Operating income (loss)	20,928	(4,048)
Other income (expense):
Interest expense	(1,437)	(559)
Interest income	9	35
Other income, net	10	17
	(1,418)	(507)
Net income (loss)	$19,510	$(4,555)

(1)          Reflects one-time expense relating to the Settlement Agreement described above.

Amendment to the Senior Secured Credit Facilities

On February 18, 2011, we entered into Amendment No. 3 to our senior secured credit facilities, which increased the total net leverage ratio limitation in the permitted acquisitions covenant from 6.0x to 7.0x, and deemed the ETI acquisition to have been made as a permitted acquisition. The permitted acquisitions covenant has no limit on the dollar amount of acquisitions we are permitted to make, as long as the acquired entity becomes a loan party under the senior secured credit facilities and we are in compliance with this 7.0x total net leverage ratio requirement, with our senior secured leverage ratio requirement, and are not in default.

Adjusted EBITDA

Adjusted EBITDA is defined as net loss attributable to DJO Finance LLC, plus income (loss) from discontinued operations, interest expense, net, income tax benefit and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items, as permitted in calculating covenant compliance under our senior secured credit facilities and the indentures governing our existing senior notes and senior subordinated notes, and will be defined as such in the indenture that will govern the notes offered hereby. We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants in our senior secured credit facilities, the indentures governing our existing senior notes and our senior subordinated notes and the indenture that will govern the notes offered hereby. Adjusted EBITDA is a material component of these covenants.

Adjusted EBITDA should not be considered as an alternative to net income (loss) or other performance measures presented in accordance with GAAP, or as an alternative to cash flow from operations as a measure of our liquidity. Adjusted EBITDA does not represent net income (loss) or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definition of Adjusted EBITDA in our senior secured credit facilities and the indentures governing our existing senior notes and our senior subordinated notes allow, and in the indenture that will govern the notes offered hereby will allow us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net income (loss). However, these are expenses that may recur, vary greatly and are difficult to predict. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Pro Forma Adjusted EBITDA, as reflected in the table below, includes the additional pre-acquisition Adjusted EBITDA of the acquisitions we completed after December 31, 2010, and the Dr. Comfort acquisition described in “—Recent Developments” as if they had been consummated on January 1, 2010.

Our ability to comply with the covenants specified above will depend on future events, many of which are beyond our control, and we cannot assure you that we will meet those covenants. A breach of any of these covenants in the future could result in a default under our senior secured credit facilities, the indentures governing our existing senior notes and our senior subordinated notes, or the indenture that will govern the notes offered hereby, at which time the lenders could elect to declare all amounts outstanding under our senior secured credit facilities to be immediately due and payable. Any such acceleration would also result in a default under such indentures.

The following table provides a reconciliation from our net loss to Adjusted EBITDA for the years ended December 31, 2008, 2009 and 2010. The terms and related calculations are defined in the credit agreement relating to our senior secured credit facility and the indentures. In addition, the financial data for the year ended December 31, 2010, provides a reconciliation from our Adjusted EBITDA to Pro Forma Adjusted EBITDA.

	(unaudited)
	Year Ended December 31,
(in thousands)	2008	2009	2010
Net loss attributable to DJO Finance LLC	$(97,786)	$(50,433)	$(52,532)
Loss (income) from discontinued operations, net	(946)	319	—
Interest expense, net	171,500	155,999	154,871
Income tax benefit	(49,681)	(21,678)	(34,255)
Depreciation and amortization	122,451	112,148	103,519
Non-cash charges(a)	6,081	4,208	3,460
Non-recurring and integration charges(b)	43,020	53,970	60,175
Other adjustment items, before permitted pro forma adjustments(c)	18,101	(4,091)	27,112
	212,740	250,442	262,350
Permitted pro forma adjustments(d)
Pre-acquisition Adjusted EBITDA	—	1,709	332
Pre-disposition Adjusted EBITDA	—	(348)	—
Future cost savings	45,200	3,600	—
Adjusted EBITDA	$257,940	$255,403	262,682
Additional pre-acquisition Adjusted EBITDA(e)			45,041
Pro Forma Adjusted EBITDA			$307,723

(a)          Non-cash items are comprised of the following:

	(unaudited)
	Year Ended December 31,
(in thousands)	2008	2009	2010
Impairment of assets held for sale(1)	$—	$—	$1,147
Stock compensation expense	1,381	3,382	1,888
Purchase accounting adjustments(2)	4,700	—	—
Losses on disposal of assets, net	—	826	425
Total non-cash items	$6,081	$4,208	$3,460

(1)          As a result of the integration of the operations of our Chattanooga division, we exited facilities in Hixson, Tennessee and listed the buildings for sale during 2010. Based on the current estimated fair market value of the buildings, we recorded a $1.1 million non-cash charge, which has been reflected as impairment of assets held for sale in our consolidated statement of operations.

(2)          Purchase accounting adjustments for the year ended December 31, 2008 related to the write-up to fair market value of inventory acquired in the DJO Merger.

(b)         Non-recurring and integration charges are comprised of the following:

	(unaudited)
	Year Ended December 31,
(in thousands)	2008	2009	2010
Integration charges:
Employee severance and relocation	$11,237	$8,718	$2,997
U.S. commercial sales and marketing reorganization	—	—	8,195
Chattanooga integration	—	3,010	7,956
DJO Merger and other integration	24,393	14,397	5,221
International integration	3,357	6,837	191
Litigation costs and settlements, net	(1,214)	2,845	7,561
Additional products liability insurance(1)	—	—	11,138
ERP implementation	5,247	18,163	16,916
Total non-recurring items	$43,020	$53,970	$60,175

(1)          Primarily consists of insurance premiums related to a supplemental extended reporting period for product liability claims related to our discontinued pain pump products, for which annual insurance coverage was not renewed.

(c)          Other adjustment items before permitted pro forma adjustments are comprised of the following:

	(unaudited)
	Year Ended December 31,
(in thousands)	2008	2009	2010
Blackstone monitoring fee	$7,000	$7,000	$7,000
Noncontrolling interests	1,049	723	857
Loss on modification and extinguishment of debt(1)	—	—	19,798
Gain on sale of certain product lines	—	(3,107)	—
Gain on resolution of previously asserted reimbursement claims	—	(6,000)	—
Other(2)	10,052	(2,707)	(543)
Total other adjustment items before permitted pro forma adjustments	$18,101	$(4,091)	$27,112

(1)          Loss on modification and extinguishment of debt for the year ended December 31, 2010 included $13.0 million of premiums, $4.3 million for a non-cash write-off of unamortized debt issuance costs, $1.4 million of fees and expenses associated with the redemption of our $200 million of 11.75% senior subordinated notes in October 2010, and $1.1 million of fees and expenses related to the prepayment of $101.5 million of our term loan in January 2010.

(2)          Other adjustments consist primarily of net realized and unrealized foreign currency transaction gains and losses. For the year ended December 31, 2008, other adjustments also included the write-off of an investment of $1.5 million.

(d)         Permitted pro forma adjustments include:

•                  Pre-acquisition Adjusted EBITDA of entities acquired during the period presented represents the Adjusted EBITDA attributable to such entities during the portion of such period prior to the date of acquisition. Pre-acquisition Adjusted EBITDA for the year ended December 31, 2010 related to the acquisition of certain assets of the bracing and supports and vascular systems business of our South African distributor in September 2010. Pre-acquisition Adjusted EBITDA for the year ended December 31, 2009 related to an Australian subsidiary acquired in February 2009 and two Canadian subsidiaries acquired in August 2009. Additional pre-acquisition Adjusted EBITDA applicable to acquisitions that closed after December 31, 2010 and the Dr. Comfort acquisition are described in footnote (e) below.

•                  Pre-disposition Adjusted EBITDA of product lines sold or discontinued during the period presented represents the Adjusted EBITDA attributable to such product lines during the portion of such period prior to the date of disposition. Pre-disposition Adjusted EBITDA for the year ended December 31, 2009 related to the sale of certain non-core product lines.

•                  Future cost savings for the year ended December 31, 2009 included $2.4 million in connection with the DJO Merger and $1.2 million in connection with the two Canadian subsidiaries acquired in August 2009. Future cost savings for the year ended December 31, 2008 projected cost savings of $45.2 million related to headcount reductions, facilities consolidation and production efficiencies in connection with the DJO Merger.

(e)          Additional pre-acquisition Adjusted EBITDA of $45.0 million for the year ended December 31, 2010 represents the aggregate Adjusted EBITDA for that period for businesses that we acquired after December 31, 2010 and the Dr. Comfort acquisition, giving effect to these acquisitions as if they had been completed as of January 1, 2010. The following financial data includes historical financial statement information and related pro forma adjustments thereto that have been derived from audited and unaudited financial statement information of ETI, BetterBraces.com, Circle City and Dr. Comfort, respectively, prepared in accordance with GAAP. The historical results of ETI, BetterBraces.com, Circle City and Dr. Comfort are not necessarily indicative of their future performance. We cannot assure you that we will achieve the estimated cost savings set forth below from these acquisitions, which are forward-looking statements, in the time frame anticipated, or at all. We expect these cost savings to be realized beginning in 2011, with substantially all realized by the end of 2012. See “Forward-Looking Statements” and “Risk Factors—Risks Related to Our Business—We may not be able to successfully integrate businesses that we have recently acquired, or businesses we may acquire in the future, and we may not be able to realize the anticipated cost savings, revenue enhancements or other synergies from such acquisitions.”

The following calculations reflect additional pre-acquisition Adjusted EBITDA for the year ended December 31, 2010 for each of these businesses. The following calculations do not purport to present pro forma information prepared in accordance with the rules and regulations of the SEC.

(1)          The following table provides a reconciliation from net income of ETI to additional pre-acquisition Adjusted EBITDA for the year ended December 31, 2010.

(in thousands)
Net income	$1,573
Interest income, net	(9)
Income tax expense	1,985
Depreciation and amortization	1,002
Non-recurring charges	2,174
6,725
Permitted pro forma adjustment—future cost savings(a)	3,455
Additional pre-acquisition Adjusted EBITDA of ETI	$10,180

(a)          Future cost savings for ETI include the vertical integration into the ETI facility of products we currently outsource to a third party manufacturer and cost savings related to the implementation of lean manufacturing methodology.

(2)          The following table provides a reconciliation from net income of BetterBraces.com to additional pre-acquisition Adjusted EBITDA for the year ended December 31, 2010.

(in thousands)
Net income	$43
Interest expense	66
Depreciation and amortization	22
Income tax expense	2
133
Permitted pro forma adjustment—future cost savings(b)	335
Additional pre-acquisition Adjusted EBITDA of BetterBraces.com	$468

(b)         Future cost savings for BetterBraces.com include cost savings resulting from production and distribution efficiencies and from reducing redundant general and administrative expenses.

(3)          The following table provides a reconciliation from net income of Circle City to additional pre-acquisition Adjusted EBITDA for the year ended December 31, 2010.

(in thousands)
Net income	$836
Interest expense	37
Depreciation and amortization	1
874
Permitted pro forma adjustment—future cost savings(c)	1,039
Additional pre-acquisition Adjusted EBITDA of Circle City	$1,913

(c)          Future cost savings for Circle City include the consolidation of the warehouse facility and cost savings from reducing redundant general and administrative expenses.

(4)          The following table provides a reconciliation from net loss of Dr. Comfort to additional pre-acquisition Adjusted EBITDA for the year ended December 31, 2010.

(in thousands)
Net loss	$(4,555)
Interest expense, net	524
Depreciation and amortization	392
Non-recurring charges(d)	32,119
28,480
Permitted pro forma adjustment—future cost savings(e)	4,000
Additional pre-acquisition Adjusted EBITDA of Dr. Comfort	$32,480

(d)         Non-recurring charges includes $27.0 million related to the Settlement Agreement and $0.9 million of related attorneys fees; $1.6 million related to an overpayment of customs duty for which a refund is pending, which is being accounted for by Dr. Comfort using the recovery method; $1.4 million of costs related to product sourcing; and $1.2 million of other expenses.

(e)          Future cost savings for Dr. Comfort primarily include cost savings related to the implementation of lean manufacturing and distribution methodology and savings related to the elimination of the Chief Executive Officer position.